Exhibit 16.1

April 25, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

S.E. Asia Trading Company, Inc. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated April 25, 2007. We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & Associates, Ltd., LLP

LBB & Associates Ltd., LLP
(formerly Lopez, Blevins, Bork & Associates, LLP)